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                                                                    EXHIBIT 99.1


[PERCEPTRON LOGO]




Contact: John J. Garber
Vice President of Finance and CFO
734 414-6100


         PERCEPTRON ANNOUNCES FIRST QUARTER RESULTS FOR FISCAL YEAR 2005

PLYMOUTH, MICHIGAN, NOVEMBER 4, 2004 - PERCEPTRON, INC. (NASDAQ: PRCP) today announced net sales of $12.2 million and net income of $965,000, or $0.10 per diluted share, for the first quarter ended September 30, 2004, compared with net sales of $12.3 million and net income of $1,027,000, or $0.11 per diluted share, for the quarter ended September 30, 2003.

Sales in North America of $7.7 million were approximately $800,000 higher than one year ago. The improvement was primarily due to the ScanWorks(TM) product line sales of $1.0 million that were up approximately $500,000 compared with the first quarter of fiscal 2004. This increase is attributable to higher sales by resellers selected by the Company because of their established customer bases for ScanWorks(TM) technology. Sales of $4.0 million in Europe were approximately $1.0 million lower than last year primarily due to fewer new automotive tooling programs.

The gross profit margin this quarter was 49.2% compared to 45.7% in the first quarter of fiscal 2004. Lower manufacturing and installation costs were the primary reason for the margin improvement. The benefit from the strong Euro and product mix accounted for the balance of the gross margin percentage improvement.

Selling, general, and administrative expenses were $312,000 higher in the current quarter compared to the first quarter of fiscal 2004 because of salary and benefit increases, and higher costs in Europe related to the strong Euro. Research and development expenses were $266,000 higher than one year ago due principally to salary and benefit increases and increased spending on new product development.

The Company had new order bookings during the quarter of $6.7 million compared with new order bookings of $14.9 million in the fourth quarter of fiscal 2004 and $12.0 million for the quarter ended September 30, 2003. The Company's backlog was $13.5 million as of September 30, 2004 compared with $19.1 million as of June 30, 2004.

Alfred A. Pease, chairman, president and chief executive officer, commented, "We were pleased with the operating results for the first fiscal quarter. New orders were lower during the quarter because of the timing of customer purchase order releases. Many of the orders expected during the first quarter were received in October. We booked or received commitments for over $6 million of new orders in October, and we expect strong new orders for the second and third quarters of fiscal 2005. We continue to see a business environment for fiscal year 2005 similar to what we have experienced during the past two years. Based upon the same methods by which we forecasted the past two years' sales, we believe that fiscal year 2005 sales and bookings will be comparable to those achieved during fiscal year 2004.

"Our balance sheet continued to strengthen. Shareholders' equity was $51.6 million or, $5.49 per diluted share. Cash increased by $2.1 million to $21.8 million during the quarter, and we had no debt."

Perceptron, Inc. will hold a conference call/webcast chaired by Alfred A. Pease, President & CEO today at 10:00 AM (EST). Investors can access the call at http://phx.corporate-ir.net/playerlink.zhtml?c=110185&s=wm&e=961390 or by dialing 800 817-8873 (domestic callers) or 312 461-9409 (international callers). If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 2:00 PM today and running until 11:00 PM on Thursday, November 11, 2004. You can access the rebroadcast by dialing 888 203-1112 (domestic callers) or 719 457-0820 (international callers) and entering the passcode of 978093. A replay of the call will also be available in the "Company-News" section of the Company's website at www.perceptron.com for approximately one year following the call.

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      47827 Halyard Drive - Plymouth, Michigan 48170 - Phone 734-414-6100 -
                                Fax 734-414-4700

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Page 2 of 3


About Perceptron
Perceptron produces information-based process improvement solutions for industry as well as technology components for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron's process management solutions to help them improve quality, shorten product launch times and reduce overall manufacturing costs. Headquartered in Plymouth, Michigan, Perceptron has approximately 215 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, and Japan. For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation as to fiscal 2005 and future revenue and order booking levels. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in the press release, including, but not limited to, the dependence of the Company's revenue on a number of sizable orders from a small number of customers, continued pricing pressures from the Company's customers, the timing of orders and shipments which can cause the Company to experience significant fluctuations in its quarterly and annual revenue, order bookings, backlog and operating results, timely receipt of required supplies and components which could result in delays in anticipated shipments, general product demand and market acceptance risks, the ability of the Company to successfully compete with alternative and similar technologies, the timing, number and continuation of the Automotive industry's retooling programs, including the risk that the Company's customers postpone new tooling programs as a result of economic conditions or otherwise, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, general product development and commercialization difficulties, the ability of the Company to attract and retain key personnel, especially technical personnel, the quality and cost of competitive products already in existence or developed in the future, the level of interest existing and potential new customers may have in new products and technologies generally, rapid or unexpected technological changes and the effect of economic conditions, particularly economic conditions in the domestic and worldwide Automotive industry, which has from time to time been subject to cyclical downturns due to the level of demand for, or supply of, the products produced by companies in this industry. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be given later in the integration process. Because a significant portion of the Company's revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company's reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between U.S. Dollars and Euros. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company's expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company's expectations.


                           - Financial Tables Follow -


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      47827 Halyard Drive - Plymouth, Michigan 48170 - Phone 734-414-6100 -
                                Fax 734-414-4700













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                               PERCEPTRON, INC.
                            SELECTED FINANCIAL DATA
                    (In Thousands Except Per Share Amounts)



CONDENSED INCOME STATEMENTS                              THREE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                      2004             2003
                                                    --------         --------
Net Sales                                           $ 12,244         $ 12,268
Cost of Sales                                          6,216            6,657
                                                    --------         --------
   Gross Profit                                        6,028            5,611
Selling, General and Administrative Expense            2,797            2,485
Engineering, Research and Development Expense          1,703            1,437
                                                    --------         --------
   Operating Income                                    1,528            1,689
Interest Income, net                                      91               51
Foreign Currency and Other                                68              (11)
                                                    --------         --------
Income Before Income Taxes                             1,687            1,729
Income Tax Expense                                       722              702
                                                    --------         --------
Net Income                                          $    965         $  1,027
                                                    ========         ========
Earning Per Share
   Basic                                            $   0.11         $   0.12
   Diluted                                          $   0.10         $   0.11

Weighted Average Common Shares Outstanding
   Basic                                               8,727            8,430
   Diluted                                             9,394            9,234





CONDENSED BALANCE SHEETS                            SEPTEMBER 30,    JUNE 30,
                                                        2004           2004
                                                    -------------    --------
Cash and Cash Equivalents                           $      21,777    $ 19,679
Receivables, net                                           18,491      22,143
Inventories, net                                            6,222       5,688
Other Current Assets                                        1,832       1,831
Property and Equipment, net                                 7,789       7,714
Other Non-Current Assets, net                               5,308       5,869
                                                    -------------    --------
   Total Assets                                     $      61,419    $ 62,924
                                                    =============    ========

Current Liabilities                                 $       9,773    $ 12,564
Shareholders' Equity                                       51,646      50,360
                                                    -------------    --------
   Total Liabilities and Shareholders' Equity       $      61,419    $ 62,924
                                                    =============    ========




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     47827 HALYARD DRIVE - PLYMOUTH, MICHIGAN 48170 - PHONE 734-414-6100 -
                                FAX 734-414-4700